Exhibit 10.2

NON-QUALIFIED STOCK OPTION NOTICE

Eamonn O’Hare
[INTENTIONALLY OMITTED]

This Option Notice (the “Notice”) dated as of September 16, 2009 (the “Grant Date”) is being sent to you by Virgin Media Inc. (including any successor company, the “Company”).  As you are presently serving as an employee of Virgin Media Inc. or one of its subsidiary corporations, in recognition of your services and pursuant to the Virgin Media Inc. 2006 Stock Incentive Plan (the “Plan”) the Company has granted you the Option provided for in this Notice (the “Option”). The Option is subject to the terms and conditions set forth in the Plan, which is incorporated herein by reference, and defined terms used but not defined in this Notice shall have the meaning set forth in the Plan.

1.  Grant of Option.  The Company hereby irrevocably grants to you, as of the Grant Date, an option to purchase up to 390,000 shares of the Company’s Common Stock at a price of $12.86 per share (the “Option”).  The Option is not intended to qualify as an incentive stock option under U.S. tax laws and it is not intended to qualify as an approved option under U.K. tax laws.

2.  Vesting.  The Option shall vest as follows:

i.
As to 78,000 shares if performance conditions established by the Chief Executive Officer of the Company and the Compensation Committee have been met and you have remained continuously employed by the Company from the Grant Date through the first anniversary of the commencement of your full-time employment with the Company (the “Tranche 1 Vesting Date”);

ii.
As to 78,000 shares if performance conditions established by the Chief Executive Officer of the Company and the Compensation Committee have been met and you have remained continuously employed by the Company from the Grant Date through the second anniversary of the commencement of your full-time employment with the Company (the “Tranche 2 Vesting Date”);

iii.
As to 78,000 shares if performance conditions established by the Chief Executive Officer of the Company and the Compensation Committee have been met and you have remained continuously employed by the Company from the Grant Date through the third anniversary of the commencement of your full-time employment with the Company (the “Tranche 3 Vesting Date”);

iv.
As to 78,000 shares if performance conditions established by the Chief Executive Officer of the Company and the Compensation Committee have been met and you have remained continuously employed by the Company from the date Grant Date through the fourth anniversary of the commencement of your full-time employment with the Company (the “Tranche 4 Vesting Date”); and

v.
As to 78,000 shares if performance conditions established by the Chief Executive Officer of the Company and the Compensation Committee have been met and you have remained continuously employed by the Company from the Grant Date through the fifth anniversary of the commencement of your full-time employment with the Company (the “Tranche 5 Vesting Date” and, together with the Tranche 1 Vesting Date, the Tranche 2 Vesting Date, the Tranche 3 Vesting Date, the Tranche 4 Vesting Date, the “Vesting Dates”).

The Option shall vest on the applicable Vesting Date based on the satisfaction of the relevant performance conditions for the applicable tranche, and the Option shall be forfeited if the Compensation Committee determines that such performance conditions have not been met.

In no event shall the date of such determination occur later than the end of the fiscal year immediately following the fiscal year to which the performance conditions relate. The date of determination is expected to occur by April 30 of each year following the Vesting Date, but extenuating or other circumstances may apply which may result in an extended date.

3.  Acceleration Event.  In the event you are subject to a termination of employment by the Company without Cause or you terminate your employment for Good Reason in either case within twelve (12) months following an Acceleration Event, the Option shall vest and become exercisable as to all of the shares subject to the Option.  For purposes of this Section 3, Good Reason shall mean a termination of your employment by you following the occurrence of any of the following events without your consent: (i) a material breach by the Company of any of the covenants in the employment agreement between you and Virgin Media Limited dated as of September 16, 2009 (the “Employment Agreement”), (ii) any material reduction in your base salary under Section 7.1 of the Employment Agreement, or (iii) any material and adverse change in your position, title or status or any change in your job duties, authority or responsibilities to those of lesser status.  You shall give the Company ten (10) days notice of your intention to terminate your employment for Good Reason (as defined in (i) through (iii) above) has occurred, and such notice shall describe the facts and circumstances in support of such claim in reasonable detail.  The Company shall have ten (10) days thereafter to cure such facts and circumstances if possible.

4.  Exercise Period.   The Option shall be exercisable as to any or all the shares as to which the option has become exercisable for a period of 10 years from the date of grant.  Notwithstanding anything in Section 3 to the contrary, this Option shall stop vesting immediately upon the termination of your employment and your right to exercise the option, to the extent vested, shall terminate on the earlier of the following dates: (a) three months after your termination other than for Cause; (b) one year after your termination resulting from your retirement, disability or death; (c) the date on which your employment is terminated for Cause; or (d) September 15, 2019.

5.  Condition to Exercise.  The Option may not be exercised in any circumstances unless and until the Company is satisfied that, other than as provided for in Section 4: (a) you are at the time of exercise an employee of the Company, a Subsidiary Company, Parent Company or Affiliated Entity; and (b) you have remained continuously so employed since the Grant Date.

6. Manner of Exercise.  The Option may be exercised by delivery to the Company of a written notice signed by the person entitled to exercise the Option, specifying the number of shares which such person wishes to purchase, together with a certified bank cheque or cash (or such other manner of payment as permitted by the Plan) for the aggregate option price for that number of shares and any required withholding (including a payment sufficient to indemnify the Company or any subsidiary of the Company in full against any and all liability to account for any tax, employee’s National Insurance contributions, or duty payable and arising by reason of the exercise of the Option).

7.  Transferability.  Neither the Option nor any interest in the Option may be transferred other than by will or the laws of descent or distribution.

VIRGIN MEDIA INC.
By:	/s/ Neil Berkett
Name:	Neil Berkett
Title:	Chief Executive Officer